Exhibit 3.1

CERTIFICATE ELIMINATING
REFERENCE TO A SERIES
OF SHARES OF STOCK FROM THE
CERTIFICATE OF INCORPORATION

OF

THE AMACORE GROUP, INC.

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, it is hereby certified that:

1.           The name of the corporation (hereinafter referred to as the “Corporation”) is THE AMACORE GROUP, INC.

2.           The designations of the series of shares of stock of the corporation to which this certificate relates are: Certificate of Designation – Series B Convertible Preferred Stock filed on September 29, 2000, Certificate of Designation – Series C Mandatory Convertible Preferred Stock filed on October 12, 2004, Amended and Restated Certificate of Designation – Series D Convertible Preferred Stock filed on May 9, 2007 (original certificate of designation filed on July 11, 2006), Amended and Restated Certificate of Designation – Series E Convertible Preferred Stock filed on July 18, 2006 (original certificate of designation filed on July 11, 2006), Certificate of Designation – Series J Convertible Preferred Stock filed on December 31, 2008 and Certificate of Designation – Series K Convertible Preferred Stock filed on December 31, 2008.

3.           The voting powers, designations, preference and the relative, participating, optional or other rights and the qualifications, limitations and restrictions of each of the said series of shares of stock were provided for in a resolution adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the certificate of incorporation of the Corporation, as amended and restated and further amended.  A certificate setting forth each of the said resolutions has been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

4.           The Board of Directors has adopted the following resolutions:

WHEREAS, the Corporation has filed the following certificates of designation with the Secretary of State of the State of Delaware (the “Secretary”): Certificate of Designation – Series B Convertible Preferred Stock filed on September 29, 2000, Certificate of Designation – Series C Mandatory Convertible Preferred Stock filed on October 12, 2004, Amended and Restated Certificate of Designation – Series D Convertible Preferred Stock filed on May 9, 2007 (original certificate of designation filed on July 11, 2006), Amended and Restated Certificate of Designation – Series E Convertible Preferred Stock filed on July 18, 2006 (original certificate of designation filed on July 11, 2006), Certificate of Designation – Series J Convertible Preferred Stock filed on December 31, 2008 and Certificate of Designation – Series K Convertible Preferred Stock filed on December 31, 2008 (collectively, the “Certificates of Designation”); and

WHEREAS, the Corporation issued, in exchange for good and valuable consideration delivered to the Corporation and in accordance with the provisions of the applicable Certificate of Designation, 685,715 shares of Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), 86 shares of Series C Mandatory Convertible Preferred Stock, par value $0.001 per share (the “Series C Preferred Stock”), 694.6 shares of Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Preferred Stock”), 139 shares of Series E Convertible Preferred Stock, par value $.001 per share (the “Series E Preferred Stock”), 775.34 shares of Series J Convertible Preferred Stock, par value $.001 per share (the “Series J Preferred Stock”) and 155.82 shares of Series K Convertible Preferred Stock, par value $.001 per share (the “Series K Preferred Stock” and, together with the Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series J Preferred Stock, the “Subject Preferred Stock”); and

WHEREAS, none of the shares of the Subject Preferred Stock is currently outstanding.

NOW, THEREFORE, be it

RESOLVED, that none of the authorized shares of the Subject Preferred Stock remain outstanding or will be issued subject to the applicable Certificate of Designation; and

FURTHER RESOLVED, that each of the officers of the Corporation (collectively, the “Authorized Officers”) be, and each of them acting alone or in concert is hereby, authorized and empowered, without further action or direction from the Board, to execute, deliver and appropriately file on behalf of the Corporation a Certificate of Elimination (the “Certificate”) in accordance with the provisions of 8 Del. C. § 151(g) setting forth the resolutions adopted herein for the purpose of eliminating from the Corporation’s Certificate of Incorporation, as amended and restated and further amended, all reference to the Subject Preferred Stock; and

FURTHER RESOLVED, that when such Certificate becomes effective (i) it shall have the effect of eliminating from the Certificate of Incorporation of the Corporation, as amended and restated and further amended, all matters set forth in each Certificate of Designation, and (ii) the Corporation shall have 20,000,000 shares of preferred stock, par value $.001 per share, authorized of which 3,005 shares are currently issued and outstanding and consisting of 155 shares of Series A Convertible Preferred Stock, par value $0.001 per share,  1,200 shares of Series G Convertible Preferred Stock, par value $0.001 per share, 400 shares of Series H Convertible Preferred Stock, par value $0.001 per share, and 1,250 shares of Series I Convertible Preferred Stock, par value $0.001 per share; and

FURTHER RESOLVED, that all lawful action heretofore taken by the officers, employees, agents and other representatives of the Corporation in furtherance of the matters approved in these resolutions be, and hereby is, ratified and confirmed in all respects.

5.           The effective time of this certificate shall be the date on which it is filed with the Secretary of State of the State of Delaware.

Signed on: March 12, 2009

/s/ Jay Shafer Jay Shafer, Chief Executive Officer